As filed with the Securities and Exchange Commission on January 4, 2010
Registration Nos. 333-63186
333-130605

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 4 TO FORM S-8 (No. 333-63186)
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 (No. 333-130605)
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Willis Group Holdings Public Limited Company
(Exact name of registrant as specified in its charter)

Ireland	Applied For
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)
c/o Willis Group Limited, 51 Lime Street, London, EC3M 7DQ, England and Wales
(Address, including Zip Code, of Principal Executive Offices)
1998 Share Purchase and Option Plan for Key Employees of Willis Group Holdings
Willis Award Plan for Key Employees of Willis Group Holdings
Willis Group Holdings 2001 Share Purchase and Option Plan
(Full title of the plan)
Adam G. Ciongoli
General Counsel
Willis Group Holdings Public Limited Company
One World Financial Center, 200 Liberty Street
New York, New York 10281
(212) 915-8899
(Name, address and telephone number, including area code, of agent for service)
with a copy to:
Jonathan B. Newton
Baker & McKenzie LLP
Pennzoil Place, South Tower
711 Louisiana, Suite 3400
Houston, Texas 77002
(713) 427-5000
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b2 of the Exchange Act.
Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		maximum	maximum
Title of each class of	Amount to	offering price	aggregate	Amount of
securities to be registered	be registered	per share	offering price	registration fee
Ordinary Shares, $0.000115 par value(1)	(2)	(2)	(2)	(2)

(1)	These ordinary shares include ordinary shares that may be issued pursuant to the following sub-plans of the Willis Group Holdings 2001 Share Purchase and Option Plan: (i) The Willis Group Holdings 2001 Bonus and Share Plan; (ii) The Willis Group Holdings 2004 Bonus and Share Plan; (iii) Rules of the Willis Group Holdings Sharesave Plan 2001 for the United Kingdom; (iv) The Willis Group Holdings Irish Sharesave Plan; and (v) The Willis Group Holdings International Sharesave Plan.

(2)	No additional securities are to be registered, and the registration fee was paid upon filing of the original Registration Statements on Form S-8 (File Nos. 333-63186 and 333-130605). Therefore, no further registration fee is required.

EXPLANATORY NOTE
     This Post-Effective Amendment is being filed pursuant to Rule 414 under the Securities Act of 1933, as amended (the “Securities Act”), by Willis Group Holdings Public Limited Company, an Irish public limited company (the “Company”), as the successor issuer to Willis Group Holdings Limited, a Bermuda company (“Willis-Bermuda”). On December 31, 2009, Willis-Bermuda and the Company completed a scheme of arrangement pursuant to which Willis-Bermuda’s common shares were cancelled and Willis-Bermuda’s common shareholders received, on a one-for-one basis, new ordinary shares of the Company for the purpose of changing the place of incorporation of the parent company of the Willis group from Bermuda to Ireland (the “Transaction”). As a result of the Transaction, Willis-Bermuda is now a wholly-owned subsidiary of the Company. In connection with the Transaction, the Company assumed Willis-Bermuda’s existing obligations in connection with awards granted under Willis-Bermuda’s incentive plans and other similar employee awards and amended such plans and awards as necessary to provide for the issuance of the Company’s ordinary shares rather than Willis-Bermuda common shares upon the exercise of awards. This Post-Effective Amendment pertains to the adoption by the Company of the following registration statements on Form S-8 (collectively, the “Registration Statements”): (i) Registration No. 333-63186 and (ii) Registration No. 333-130605. The Company hereby expressly adopts each Registration Statement as its own registration statement for all purposes of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”). With respect to Registration No. 333-63186, this is Post-Effective Amendment No. 4. With respect to Registration No. 333-130605, this is Post-Effective Amendment No. 1. Registration fees were paid at the time of filing of the original Registration Statements.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents filed by Willis-Bermuda or by the Company as successor issuer with the Securities and Exchange Commission (the “Commission”) are hereby incorporated by reference in this registration statement:
•	Willis-Bermuda’s Annual Report on Form 10-K for the year ended December 31, 2008;

•	Willis-Bermuda’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009, June 30, 2009 and September 30, 2009;

•	All other reports filed (but not information therein that is furnished rather than filed) by the Company or Willis-Bermuda pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by Willis-Bermuda’s Annual Report on Form 10-K for the year ended December 31, 2008; and

•	The description of the Company’s ordinary shares contained in the Company’s current report on Form 8-K filed with the Commission on January 4, 2010 including any amendment or report filed for the purpose of updating such description.
     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to its filing of this registration statement, but prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.
     Any statement contained herein or in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     Not applicable.
Item 6. Indemnification of Directors and Officers.
     The Company’s articles of association (“Articles”) provide that, subject to applicable law, the Company shall indemnify its directors and officers against all liabilities, loss, damage or expense incurred or suffered by such person as a director or officer. The Articles further provide that such indemnified persons shall be indemnified out of the funds of the Company against all liabilities incurred or suffered in defending any proceedings, whether civil or criminal, in which judgment is given in a director’s or officer’s favour, he is acquitted, or in respect of any application under the Irish Companies Acts 1963-2009 (the “Irish Companies Acts”) in which relief from liability is granted to him. The Articles also require the Company, subject to applicable law, to pay expenses incurred by a director or officer in defending any civil or criminal action or proceeding in advance of the final disposition of any such action or proceeding, provided that the indemnified person undertakes to repay the Company such amount if it is ultimately determined that such person was not entitled to indemnification. With regard to the Company’s indemnification of its directors and its secretary, the Irish Companies Acts prescribe that an Irish company may only indemnify an officer for liability attaching to that officer which does not involve negligence, default, breach of duty or breach of trust and any liability incurred by an officer in respect of proceedings in which judgment is given in his favour or in which he is acquitted or where the court has granted relief, wholly or partially, on the basis that he has acted honestly and reasonably and, having regard to the circumstances of the case, ought fairly be excused. These restrictions in the Irish Companies Acts do not apply to executives who are not directors or the secretary of an Irish company. Any provision which seeks to indemnify a director or secretary of an Irish company over and above this shall be void under Irish law, whether contained in its articles of association or in any contract between the director or secretary and the Irish company.
     Irish companies may take out directors and officers liability insurance, as well as other types of insurance, for their directors and officers. The Company has purchased and maintains a directors’ and officers’ liability policy.
     In connection with the Transaction, each of the Company and Willis North America Inc., a Delaware corporation, is entering into deeds of indemnity and indemnification agreements, respectively, with each of the directors and certain officers of the Company as well as certain individuals serving as directors or officers of the Company’s subsidiaries. These arrangements provide for the indemnification of, and advancement of expenses to, the indemnitee by the Company and Willis North America Inc., respectively, to the fullest extent permitted by law and include related provisions meant to facilitate the indemnitee’s receipt of such benefits.
Item 7. Exemption from Registration Claimed.
     Not applicable.
Item 8. Exhibits.

Exhibit
Number	Description

4.1	Memorandum and Articles of Association of the Company (incorporated by reference to Exhibit No. 3.1 to the Company’s current report on Form 8-K filed with the Commission on January 4, 2010)

4.2	Certificate of Incorporation of the Company (incorporated by reference to Exhibit No. 3.2 to the Company’s current report on Form 8-K filed with the Commission on January 4, 2010)

4.3	1998 Share Purchase and Option Plan for Key Employees of Willis Group Holdings (incorporated by reference to Exhibit No. 10.5 to the Company’s current report on Form 8-K filed with the Commission on January 4, 2010)

Exhibit
Number	Description

4.4	Willis Award Plan for Key Employees of Willis Group Holdings (incorporated by reference to Exhibit No. 10.6 to the Company’s current report on Form 8-K filed with the Commission on January 4, 2010)

4.5	Willis Group Holdings 2001 Share Purchase and Option Plan (incorporated by reference to Exhibit No. 10.9 to the Company’s current report on Form 8-K filed with the Commission on January 4, 2010)

4.6	Form of Performance-Based Option Agreement under the Willis Group Holdings 2001 Share Purchase and Option Plan (incorporated by reference to Exhibit 10.10 to the Company’s current report on Form 8-K filed with the Commission on January 4, 2010)

4.7	The Willis Group Holdings 2001 Bonus and Share Plan (incorporated by reference to Exhibit No. 10.11 to the Company’s current report on Form 8-K filed with the Commission on January 4, 2010)

4.8	The Willis Group Holdings 2004 Bonus and Share Plan (incorporated by reference to Exhibit No. 10.12 to the Company’s current report on Form 8-K filed with the Commission on January 4, 2010)

4.9	Rules of the Willis Group Holdings Sharesave Plan 2001 for the United Kingdom (incorporated by reference to Exhibit No. 10.13 to the Company’s current report on Form 8-K filed with the Commission on January 4, 2010)

4.10	The Willis Group Holdings Irish Sharesave Plan (incorporated by reference to Exhibit No. 10.14 to the Company’s current report on Form 8-K filed with the Commission on January 4, 2010)

4.11	The Willis Group Holdings International Sharesave Plan (incorporated by reference to Exhibit No. 10.15 to the Company’s current report on Form 8-K filed with the Commission on January 4, 2010)

5.1	Opinion of Matheson Ormsby Prentice*

23.1	Consent of Deloitte and Touche LLP*

23.2	Consent of Matheson Ormsby Prentice (included in its opinion filed as Exhibit 5.1 hereto)

24.1	Power of Attorney (included on signature page)

*	Filed herewith.
Item 9. Undertakings.
(a) The undersigned registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
          Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on January 4, 2010.

WILLIS GROUP HOLDINGS PUBLIC LIMITED COMPANY
By:	/s/ Adam G. Ciongoli
Adam G. Ciongoli
General Counsel

POWER OF ATTORNEY
     KNOW ALL MEN BY THESE PRESENTS that each of the undersigned directors and officers of Willis Group Holdings Public Limited Company hereby appoints Adam G. Ciongoli, Patrick C. Regan, Adam Rosman, Nicole Napolitano, Debra Enderle and Shaun Bryant and each of them, as his or her true and lawful attorney-in-fact and agent, for him or her and in his or her name, place and stead, with full power to act alone, to sign on his or her behalf and in the capacity set forth below, any and all amendments and post-effective amendments to this Registration Statement on Form S-8 and to file each such amendment and post-effective amendment to this Registration Statement, with all exhibits thereto, and any and all other documents in connection therewith, with the Securities and Exchange Commission, hereby granting unto said attorney-in-fact and agent full power and authority to do and perform any and all acts and things requisite and necessary to be done in and about the premises as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Joseph J. Plumeri Joseph J. Plumeri	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	January 4, 2010

/s/ Patrick C. Regan Patrick C. Regan	Chief Operating Officer and Chief Financial Officer (Principal Financial and Accounting Officer)	January 4, 2010

/s/ William W. Bradley	Director	January 4, 2010

William W. Bradley

/s/ Joseph A. Califano, Jr.	Director	January 4, 2010

Joseph A. Califano, Jr.

/s/ Anna C. Catalano	Director	January 4, 2010

Anna C. Catalano

/s/ Sir Roy Gardner	Director	January 4, 2010

Sir Roy Gardner

/s/ Sir Jeremy Hanley	Director	January 4, 2010

Sir Jeremy Hanley

Signature	Title	Date

/s/ Robyn S. Kravit	Director	January 4, 2010

Robyn S. Kravit

/s/ Jeffrey B. Lane	Director	January 4, 2010

Jeffrey B. Lane

/s/ Wendy E. Lane	Director	January 4, 2010

Wendy E. Lane

/s/ James F. McCann	Director	January 4, 2010

James F. McCann

/s/ Douglas B. Roberts	Director	January 4, 2010

Douglas B. Roberts